Exhibit 99.1

MF Global Appoints Bradley Abelow to the Newly-Created Role of President

Henri Steenkamp Named Chief Financial Officer

NEW YORK, March 7, 2011 — MF Global Holdings Ltd. (NYSE: MF), a broker-dealer providing trading and hedging solutions, today announced several appointments within the firm’s senior management team: Bradley Abelow, the firm’s current global chief operating officer (COO), will assume the additional role of president; and Henri Steenkamp, the firm’s current chief accounting officer and global controller, has been appointed chief financial officer (CFO). Mr. Steenkamp will succeed Randy MacDonald, who has served as CFO for the past three years and was recently appointed global head of the firm’s retail operations.

“This is a critical time for MF Global as we transform our business to better serve clients and deliver greater value to all shareholders,” said Jon S. Corzine, chairman and chief executive officer, MF Global. “In order to successfully reach our goals, we must ensure that our vision is supported by the right mix of talent and leadership. I’m confident that Brad, Henri and Randy’s extensive professional experience and proven management skills will continue to be instrumental in our firm’s transition to an investment banking model.”

Bradley Abelow Appointed President

Mr. Abelow will continue as COO and will assume the additional position of president of MF Global, effective immediately. In this expanded role, Mr. Abelow will be responsible for further developing and executing the firm’s new strategic direction, while continuing to oversee risk, operations, transaction services, human resources, information technology, procurement and real estate activities for all MF Global entities.

“MF Global has a clearly defined vision and strategic plan, which leverages the firm’s geographic footprint, leading derivatives position and core franchise in commodities,” said Mr. Abelow. “I look forward to focusing on the execution phase of our growth strategy and working toward building MF Global into a leading financial services enterprise.”

Henri Steenkamp Named Chief Financial Officer

Effective April 1, 2011, Mr. Steenkamp will succeed Mr. MacDonald, who has served as CFO for the past three years and was recently appointed global head of the firm’s retail operations. As CFO, Mr. Steenkamp will oversee MF Global’s financial operations, including treasury, accounting, and all global financial control and reporting functions. He will be responsible for aligning MF Global’s finance and capital structures to support the firm’s business strategies and will serve as a member of the firm’s senior management team. He will report directly to Mr. Corzine.

“Henri’s achievements during his five years at MF Global – including his role in helping to build our global finance and reporting operations – make him exceptionally qualified to lead this function,” Mr. Corzine said. “I am confident that all of our stakeholders will benefit from his financial acumen and sound understanding of MF Global.”

Mr. Corzine continued, “I would like to thank Randy for his leadership and significant contributions as CFO during a time of enormous financial stress over the past three years. Given his extensive experience and proven track record in the retail sector, I am certain Randy will be equally successful in leading our global retail operations, an area of great potential for our firm and an important pillar of our strategic path forward.”

About Bradley Abelow

Brad Abelow is president and chief operating officer of MF Global. He joined the company in September 2010.

Prior to joining MF Global, Mr. Abelow was a founding partner of NewWorld Capital Group, a private equity firm investing in businesses active in environmental opportunities. Before co-founding NewWorld, he was chief of staff to Mr. Corzine during his tenure as governor of the state of New Jersey. Prior to that, Mr. Abelow served as treasurer of the state of New Jersey.

Mr. Abelow also previously was a partner and managing director of The Goldman Sachs Group, where he managed the firm’s operations division, which was responsible for the global processing and corporate services functions of the firm. Earlier, he was responsible for Goldman Sachs’ operations, technology, risk and finance functions in Asia, based in Hong Kong. He joined Goldman Sachs in 1989 in the investment banking division’s corporate finance department.

About Henri Steenkamp

Mr. Steenkamp joined MF Global in 2006 as vice president of external reporting and was promoted to chief accounting officer later that year. His accomplishments at the firm include establishing the firm’s global finance and reporting function, leading the financial reporting and transition from IFRS to U.S. GAAP, and driving the implementation of an Oracle Enterprise Resource Planning Solution for the firm.

Prior to joining MF Global, Mr. Steenkamp spent eight years with PricewaterhouseCoopers, including four years in its New York office in Transaction Services managing a variety of capital raising transactions on a global basis for multi-national companies.

About Randy MacDonald

Randy MacDonald, global head of retail, joined the company in April 2008 as chief financial officer. Before joining MF Global, Mr. MacDonald held a number of positions at TD Ameritrade Holding Corp. from 2000 to 2007, including executive vice president, chief financial officer and treasurer, chief administrative officer and chief operating officer.

Prior to joining TD Ameritrade, Mr. MacDonald was chief financial officer of Investment Technology Group, Inc., a specialized agency brokerage and technology firm. From 1989 to 1994, he was a vice president and group manager for Salomon Brothers. Earlier in his career, Mr. MacDonald was an audit senior manager at Deloitte & Touche focused on commercial banking, real estate joint ventures and financial services. He began his career at Ernst & Young performing financial audits with a focus on international operations.

About MF Global

MF Global (NYSE: MF) is one of the world’s leading brokers of commodities and listed derivatives. MF Global delivers trading and hedging solutions as a broker-dealer across all major markets for futures and options, commodities, fixed income, equities and foreign exchange. The firm is one of 20 primary dealers authorized to trade U.S. government securities with the Federal Reserve Bank of New York. The firm provides access to more than 70 exchanges around the world and is a leader by volume on many of the largest derivatives exchanges. MF Global helps clients discover and capitalize on market opportunities by providing actionable insight, market expertise and deep liquidity.

Investor Contact:

Lisa Kampf	+1 212.589.6592 lkampf@mfglobal.com

Media Contacts:

Maria Gemskie	+1 312.548.1286 mgemskie@mfglobal.com
Diana DeSocio	+44 (0) 203 321 4062 ddesocio@mfglobal.com

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